UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Transfer of Listing.

On April 17, 2018 Digital Ally, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity, as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, was below the required minimum of $2.5 million. Further, as of April 17, 2018 the Company did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations. This notice of noncompliance has had no immediate impact on the continued listing or trading of the Company’s common stock on The Nasdaq Capital Market.

Under Nasdaq Listing Rule 5810(c)(2), the Company has 45 calendar days, or until June 1, 2018, to submit a plan to regain compliance. If Nasdaq accepts the plan, it may grant an extension of up to 180 calendar days from the date of its letter for the Company to provide evidence of compliance. If Nasdaq does not accept the Company’s plan, Nasdaq will notify the Company that its common stock is subject to delisting. The Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company intends to submit a compliance plan to Nasdaq on or before the June 1, 2018 deadline. There can be no assurance that Nasdaq will accept the compliance plan or, if accepted, that the Company will be able to regain compliance with the stockholders’ equity requirement or meet the alternatives of market value of listed securities or net income from continuing operations, or otherwise maintain compliance with the other listing requirements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 16, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of the Company set the annual base salaries of Stanton E. Ross, President and Chief Executive Officer, and Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, at $250,000 and $230,000, respectively for 2018.

The Committee determined that Stanton E. Ross will be eligible for bonuses of up to a total of $250,000 in 2018 and Thomas J. Heckman will be eligible for bonuses of up to a total of $230,000 in 2018 based on each person’s performance during the year. The Committee will review each executive officer’s performance on a periodic basis in 2018 and determine what, if any, portion of the bonus he has earned and will be paid as of such point;

The Committee awarded Stanton E. Ross 250,000 shares of restricted common stock and Thomas J. Heckman 150,000 shares of restricted common stock, effective April 16, 2018, provided that 50,000 of such shares will be issued currently to each person and the balance of the shares will be issued only after approval of the 2018 Stock Option and Restricted Stock Plan by the stockholders of the Company.

The 50,000 shares of restricted common stock awarded and issued currently to each person effective April 16, 2018 will vest on April 15, 2019, provided each person remains an officer on such date. The balance of the shares of restricted stock awarded will vest one year after the stockholders have approved the 2018 Stock Option and Restricted Stock Plan of the Company, provided each person remains an officer on such date.

Finally, the Committee determined to amend the existing Retention Agreements with Messrs. Ross and Heckman to provide that in the event of a Change of Control, as defined in such Agreements, the Company will pay each of thm (i) an amount equal to six months of his then current base salary and (ii) a severance payment equal to 24 months of his base salary at the rate in effect immediately prior to his Termination Date or the rate in effect immediately prior to the occurrence of the event or events constituting Good Reason, as defined in the Agreements.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2018

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer